EXHIBIT 3.3

ARTICLES OF INCORPORATION
OF
SAILTECH DESIGN, INC.

The undersigned incorporator, for the purpose of forming a corporation pursuant to the Florida Business Corporation Act, hereby adopts the following Articles of Incorporation:

ARTICLE 1.

NAME.

The name of the corporation is Sailtech Design, Inc.

ARTICLE 2.

PRINCIPAL OFFICE AND MAILING ADDRESS.

The mailing address of the corporation is 2964 63rd Avenue East, Bradenton, FL 34203. The address of the principal office is 2934 63rd Avenue East, Bradenton, FL 34203.

ARTICLE 3.

CAPITAL STOCK.

The maximum number of shares of stock that the corporation is authorized to have outstanding at any one time is 10,000 shares of common stock with a par value of $1.00 per share. The authorized shares of this corporation shall consist of one class of common stock only.

ARTICLE 4.

PREEMPTIVE RIGHTS.

The corporation elects to have preemptive rights.

ARTICLE 5.

INITIAL REGISTERED AGENT AND OFFICE.

The initial registered office of the corporation is located at 350 90th Avenue N.E., St. Petersburg, FL 33702. The initial registered agent at such office is Cortland Steck. The registered office and registered agent may be changed from time to time by the Board of Directors as authorized by law.

ARTICLE 6.

INCORPORATOR.

The name and address of the incorporator is as follows:

Cortland Steck
90th Avenue N.E.
St. Petersburg, FL 33702

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation on this 27th day of July, 2000.

/s/ Cortland Steck
Cortland Steck

ACCEPTANCE BY REGISTERED AGENT

The undersigned, Cortland Steck, hereby accepts appointment as Registered Agent of the above corporation and acknowledges he is familiar with, and accepts the obligations of, the position of Registered Agent in accordance with and as required by the laws of Florida, including but not necessarily limited to the requirements of the Florida Business Corporation Act.

Dated: July 27, 2000.

/s/ Cortland Steck
Cortland Steck